Exhibit 99.1

For Immediate Release	Contact:	David F. Kirby
Hudson Highland Group
212-351-7216
david.kirby@hudson.com

Hudson Highland Group Updates Q4 2008 Guidance

and Status of Impairment Testing

NEW YORK, NY – December 18, 2008 – Hudson Highland Group, Inc. (Nasdaq: HHGP), one of the world’s leading providers of permanent recruitment, contract professionals and talent management solutions, today announced revised guidance for the fourth quarter and an update on its annual impairment testing, both of which reflect the impact of the global economic slowdown.

Hudson’s markets worldwide declined significantly during November. Results for the month were below prior year in all regions: Asia Pacific, Europe, and North America. The company experienced reduced demand in both contract and permanent recruitment from October levels, with the largest percentage drop coming from the permanent recruitment business.

Given these trends, the company now expects its fourth quarter 2008 revenue to be between $200-$210 million at prevailing exchange rates, compared with previous guidance of $205-$220 million. The company also believes adjusted EBITDA could be as low as a loss of $6 million, compared with previous adjusted EBITDA guidance of $2-$5 million. Adjusted EBITDA excludes the impact of any restructuring, acquisitions, divestitures and impairments.

Economic conditions in North America began to deteriorate in late 2007. Hudson took a number of actions at the end of 2007 and through 2008 in all of its markets that reduced its pre-tax expense base by $40 million on an annualized basis, about half of which was realized during 2008 to offset gross margin declines, and continues to assess options to align its operations with the market while serving client and candidate needs. A number of additional actions to reduce expenses are already underway, but the rapid drop in permanent recruitment during November limited the company’s ability to mitigate the adjusted EBITDA decline in a few weeks. Hudson currently expects that the benefit of these additional actions will begin to be realized in the early part of 2009, in addition to the full annualized impact of the 2008 actions. More detailed information regarding cost reduction actions and the timing of benefits will be provided when the company announces fourth quarter and full-year earnings results.

These cost reduction actions are also important to the company’s liquidity position. As of yesterday, the company had net cash of approximately $42 million. Every region is focused on cash management as part of its response to the economic conditions.

Hudson expected slowing economic conditions when it announced its third quarter 2008 results and set guidance for the fourth quarter. However, economic conditions during the quarter have been worse than anticipated with greater contraction in North America and the European Union, and slower growth rates in the emerging markets. The company expects weak global conditions to persist throughout 2009, resulting in a reduction in demand for its services. In addition, revenue has been affected by the strengthening U.S. dollar against most currencies in 2008, and this condition may continue in 2009.

The company is also in the process of conducting its annual impairment testing of goodwill, as well as other long-term assets. The process follows the required accounting guidance and the analysis includes consideration of factors such as deterioration in macro-economic conditions, their impact on the company’s markets and business performance and the decline in the market price of the company’s common stock. Based on this analysis, the company may record in the fourth quarter of 2008 a non-cash impairment charge of between $30-$75 million for goodwill and intangibles from its various acquisitions since 2004, and possibly other long-term assets.

About Hudson Highland Group

Hudson Highland Group, Inc. is a leading provider of permanent recruitment, contract professionals and talent management services worldwide. From single placements to total outsourced solutions, Hudson helps clients achieve greater organizational performance by assessing, recruiting, developing and engaging the best and brightest people for their businesses. The company employs more than 3,300 professionals serving clients and candidates in more than 20 countries. More information is available at www.hudson.com.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the company’s history of negative cash flows and operating losses may continue; the ability of clients to terminate their relationship with the company at any time; the impact of global economic fluctuations on temporary contracting operations; risks and financial impact associated with acquisitions and dispositions of non-core businesses; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets and the company’s dependence on highly skilled professionals; fluctuations in the company’s operating results from quarter to quarter; risks relating to the company’s international operations, including foreign currency fluctuations; dependence on key management personnel; restrictions imposed by blocking arrangements; exposure to employment-related claims from both clients and employers and limits on insurance coverage related thereto; government regulations; any impairment to the carrying value of goodwill; restrictions on the company’s operating flexibility due to the terms of its credit facility; and the company’s ability to maintain effective internal control over financial reporting. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.